=====================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549
                    ----------------------------------------

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): December 5, 2003

                               DIRECT INSITE CORP.
             (Exact Name of Registrant as specified in its charter)


            Delaware                 0-20660                 11-2895590
(State or other jurisdiction    (Commission File           (IRS Employer
      of Incorporation)             Number)             Identification Number)



 80 Orville Drive, Bohemia, NY                           11716
(Address of principal executive offices)               (Zip Code)


       Registrant's telephone number, including area code (631) 244-1500

Item 5. Other Events

     1. In December, 2003, the Company extended its Services Agreement with its Chief Executive Officer, James A. Cannavino, for a term ending on August 24, 2007. The agreement calls for compensation of $15,000 per month and 360,000 options, vesting 7,500 per month for the term of the agreement (48 months), to purchase the Company's common stock at an exercise price of $1.16, the closing price of the Company's common stock on the date the agreement was effective. The agreement provides for reimbursement of reasonable out-of-pocket expenses and further provides for living and travel expenses not to exceed $11,000 per month.

     2. In August, 2003, the Company executed an Employment Agreement with its President, Robert L. Carberry for an employment term ending on August 15, 2004 and thereafter a consulting period ending on February 15, 2007. Compensation while serving as president will be $240,000 per annum. Additionally, he was granted options to purchase 200,000 shares of the Company's common stock, 150,000 vesting upon execution of the agreement with the balance fully vesting by January 1, 2004. These options have an exercise price of $1.16 per share. Further, in addition to reimbursement of reasonable out of pocket business expenses, during his term as President he will be entitled to living and travel expenses not to exceed $3,100 per month. During the consulting period (August 16, 2004 through February 15, 2007) he will be required to consult with the Company and it senior executive officers regarding its respective businesses and operations. Such consulting services shall not require more than 48 days in any calendar year, nor more than four days in any month. The Company will pay $12,000 per month.

Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits.

     (c) Exhibits

     10.1 Services Agreement between the Company and James A. Cannavino.

     10.2 Employment and Consulting Agreement between the Company and Robert L. Carberry.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                      DIRECT INSITE CORP.


                                      By: /s/ George Aronson
                                      George Aronson
                                      Chief Financial Officer
Dated:   December 10, 2003